Ex 26 (h) i. e2.

FOURTH AMENDMENT TO PARTICIPATION AGREEMENT

Among

VARIABLE INSURANCE PRODUCTS II

FIDELITY DISTRIBUTORS CORPORATION

and

C.M. LIFE INSURANCE COMPANY

The Participation Agreement made and entered into as of the 1st day of May, 1998 by and among C.M. LIFE INSURANCE COMPANY, VARIABLE INSURANCE PRODUCTS FUND II and FIDELITY DISTRIBUTORS CORPORATION is hereby amended as follows:

The Schedule A of the Agreement is deleted in its entirety and replaced with Schedule A, attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the Effective Date of the Agreement.

C.M LIFE INSURANCE COMPANY

By:	/s/ Douglas Endorf
Name:	Douglas Endorf
Title:	Vice President

VARIABLE INSURANCE PRODUCTS FUND II

By:	/s/ Kimberley Monasterio
Name:	Kimberley Monasterio
Title:	Treasurer - SVP

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Bill Loehning
Name:	Bill Loehning
Title:	EVP - Institutional

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers (and Product Names) of Contracts Funded by Separate Account
C.M. Life Variable Life Separate Account I (February 2, 1995)	P1-98, P1-98M (Survivorship Variable Universal Life)

P2-98, P2-98M (Variable Universal Life)

P5-99 (Survivorship Variable Universal Life II)

P8-95U (Executive Benefit Variable Universal Life)

C.M. Multi-Account A (August 3, 1994)	MUVA 94 (Panorama Premier)

MUVA 94 (Panorama Passage)

MUVA 94 (MassMutual Artistry)

Panorama Plus Separate Account (September 25, 1991)	PANA+C92, PANA+I92 (Panorama Plus)